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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*         2. Date of Event Re-  4.Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement    Premier Financial Bancorp, Inc. - PFBI
                                                                         -----------------------------------------------------------
Molihan           Keith             F               (Month/Day/Year)
----------------------------------------                9/14/99        5.Relationship of Reporting Person(s) 6. If Amendment, Date
                                                                          to Issuer (Check all applicable)      of Original
 (Last)          (First)         (Middle)        3. IRS or Social Se-   X Director             10% Owner
                                                    curity Number of   ---                  ---                 --------------------
533 Township Road 1185                              Reporting Person      Officer (give        Other (specify
----------------------------------------            (Voluntary)            title below)         below)       7. Individual or
                  (Street)                                             ---                  ---                 Joint/Group Filing
                                                      ###-##-####                                               (Check Applicable
                                                                                                                 Line)
                                                                           ----------------------------          Form filed by One
                                                                                                               X Reporting Person
                                                                                                              ---
                                                                                                                 Form filed by
                                                                                                                 More than One
                                                                                                                 Reporting Person
Ironton             OH                 45638                                                                  ---
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(City)            (State)           (Zip Code)

                                            TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                2. Amount of Securities        3. Ownership                     4. Nature of Indirect Beneficial
   (Instr. 4)                          Beneficially Owned             Form: Direct                     Ownership (Instr. 5)
                                       (Instr. 4)                     (D)or Indirect
                                                                      (I) (Instr. 5)
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Common Stock                            472                            D
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Common Stock                           2904                            D
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Common Stock                            126                            D
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Common Stock                           1915                            D
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Common Stock                            409                            D
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.       SEC 1473 (7/97)

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FORM 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of Derivative Security  2.Date Exercisable and  3.Title and Amount of Securities  4.Conversion or  5.Ownership 6. Nature of
  (Instr. 4)                      Expiration Date         Derivative Security               Exercise Price   Form of      Indirect
                                  (Month/Day/Year)        (Instr.4)                         of Derivative    Derivative   (Instr. 5)
                                                                                            Security         Security
                                                                                                             Direct (D) or
                                Date          Expiration    Title               Amount or                    Indirect (I)
                                Exercisable   Date                              Number of Shares             (Instr. 5)
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None
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Explanation of Responses:

                                                                                           /s/ Keith F. Molihan             9/20/99
                                                                                           ------------------------------- --------
 **Intentional misstatements or omissions of facts constitute Federal Criminal Violations  **Signature of Reporting Person   Date
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                                                                                                                     SEC 1473 (7-97)
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